      As filed with the Securities and Exchange Commission on July __, 2002

                           Registration No. 333-_____

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            VIISAGE TECHNOLOGY, INC.
                            ------------------------
             (Exact name of registrant as specified in its charter)

       Delaware                                                          04-3320515
---------------------------------------------------------------------------------------------------
(State of Incorporation)                                       (I.R.S. Employer Identification No.)

     30 Porter Road                      Littleton, MA                               01460
---------------------------------------------------------------------------------------------------
     (Address of Principal Executive Offices, including zip code)

                                 Denis K. Berube
                      Chairman and Chief Executive Officer
                            Viisage Technology, Inc.
                                 30 Porter Road
                               Littleton, MA 01460
                               -------------------
                     (Name and address of agent for service)

                                 (978) 952-2200
                                 --------------
          (Telephone number, including area code, of agent for service)

                                    Copy to:
                            Charles J. Johnson, Esq.
                    Hill & Barlow, a Professional Corporation
                           Boston, Massachusetts 02110
                                 (617) 428-3500

       Approximate date of commencement of proposed sale to public: From time to time, after this registration statement becomes effective.

       If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans check the following box. [x]

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                         CALCULATION OF REGISTRATION FEE

==============================================================================================================
Title of each class of       Amount to be      Proposed maximum      Proposed maximum         Amount of
      securities            registered/1/       offering price      aggregate offering     Registration fee
   to be registered                                per unit/2/            price
==============================================================================================================
Common Stock, $0.001          188,000                $3.03               $569,640               $52.41
par value
==============================================================================================================

       (1) In addition to the shares set forth in this table, the amount of shares to be registered includes an indeterminable number of shares as may become issuable as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416 of the Securities Act of 1933, as amended.

       (2) Estimated pursuant to Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee, based upon the average of the high and low sale prices of our common stock on July 24, 2002 on the Nasdaq National Market.

                     --------------------------------------

       The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

          THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE
        CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION
         STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS
    EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHICH
                          PROHIBITS THE OFFER OR SALE.


                   SUBJECT TO COMPLETION, DATED JULY 26, 2002



                                   PROSPECTUS

                                 188,000 Shares

                            Viisage Technology, Inc.

                                  COMMON STOCK


________________________________________________________________________________


       We are registering for offer or sale, on behalf of certain of stockholders, up to 188,000 shares of our common stock. The selling stockholders may offer and sell their respective shares publicly or through private transactions at prevailing market prices or at negotiated prices.

       We will not receive any of the proceeds from the sale of the shares by the selling stockholders. We have agreed to bear all expenses (other than selling discounts, concessions or commissions) in connection with the registration and sale of the shares covered by this prospectus.

       We will provide a supplement to this prospectus before any selling stockholders sell any common stock under this prospectus. Any prospectus supplement will inform you about the specific terms of an offering by any selling stockholders, will list the names of any underwriters or agents, and may also add, update or change information contained in this document. This prospectus may not be used to offer and sell shares of our common stock unless it is accompanied by a prospectus supplement.

       Our common stock is listed on The Nasdaq National Market under the symbol "VISG." The last reported sale price of our shares on July 24, 2002 was $3.05 per share.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2 FOR A DISCUSSION OF CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE YOU BUY SHARES OF OUR COMMON STOCK.

       NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

       The date of this prospectus is July 26, 2002.

                                TABLE OF CONTENTS

                                                                   Page
The Company ......................................................    1

Risk Factors .....................................................    2

Forward Looking Statements .......................................    7

Use of Proceeds ..................................................    7

Selling Stockholders .............................................    7

Plan of Distribution .............................................    9

Interests of Named Experts and Counsel ...........................   11

Experts ..........................................................   11

Where You Can Find Additional Information ........................   11

Incorporation of Documents by Reference ..........................   12


                            ________________________

You should only rely on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                                      (i)

                                   THE COMPANY

     Viisage is a leader in the field of biometrics technology and in providing digital identification systems and solutions.

     Our identification systems and solutions improve personal convenience and security, deter fraud and reduce identification program costs. We create complete customized solutions by combining our systems integration capabilities, software design capabilities, proprietary software and hardware products, and standard products in the industry. Our turnkey solutions (1) integrate image and data capture, (2) create relational databases, (3) incorporate multiple biometrics, and (4) improve customers' abilities to move and manage information. Customers can apply our technology to:

     . driver's licenses;

     . voter registration cards;

     . national identification cards;

     . law enforcement and corrections applications;

     . social services applications;

     . facility access control and surveillance; and

     . personal computer network and internet access security.

     Our primary customers for these products are United States driver licensing agencies. Since our inception in 1993, we have captured approximately 31% of the domestic driver's license market. Each year, our products facilitate the production of more than 25 million identification documents through 1,500 systems installed at approximately 1,200 locations in 15 states and in two foreign countries.

     Our biometrics technology includes our patented facial recognition products used for access control, PC network and internet access security and the real-time large database identification and verification of individuals. Our "Face-in-the-Crowd" products can recognize real-time facial images in a crowd from video and can be used for access control and surveillance. Current systems include installations at U.S. airports, casinos and buildings requiring enhanced security. We also service public sector customers in Massachusetts, Florida, Wisconsin and Illinois, where we have deployed the world's largest facial recognition database, as well as a foreign voter registration system.

     Our principal executive offices are located at 30 Porter Road, Littleton, Massachusetts 01460, our telephone number is (978) 952-2200 and our internet website address on the world wide web is www.viisage.com. The contents of our website are not part of this prospectus. In this prospectus, we refer to Viisage Technology, Inc., a Delaware corporation, as "Viisage", the "Company", "we", "us" and "our."

                                  RISK FACTORS

     Any investment in our common stock involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information contained in this prospectus, before you decide whether to buy our common stock. If any of the following risks actually occur, our business, results of operations and financial condition would likely suffer. In any such case, the market price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

     The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties, including those not presently known to us or that we currently deem immaterial, may also impair our business.

OUR BUSINESS DEPENDS ON LARGE PUBLIC SECTOR CONTRACTS, WHICH CAN INVOLVE DELAYS.

Our business depends on a limited number of large public sector contracts. These contracts result from purchasing decisions made by public sector agencies that are often subject to political influence, onerous procurement procedures, budget changes and award protests. These factors can cause delays, which make our quarterly results difficult to predict. This can also make our ability to meet analysts' expectations equally uncertain and adversely affect the price of our common stock.

OUR QUARTERLY RESULTS COULD BE VOLATILE AND MAY CAUSE OUR STOCK PRICE TO FLUCTUATE.

We have experienced fluctuations in our quarterly operating results and expect those fluctuations to continue. Our quarterly results are affected by, among other things, factors such as:

..  The size and timing of contract awards;
..  The timing of our contract performance;
.. Variations in the mix of our products and services; and .. Contract losses and changes in management estimates inherent to accounting for contracts.

THE LOSS OF ANY SIGNIFICANT CUSTOMER COULD CAUSE OUR REVENUE TO DECLINE.

For the year ended December 31, 2001, four customers each accounted for over 10% of Company revenues and an aggregate of approximately 49% of revenues. For 2000, four customers each accounted for over 10% of our revenues and a total of approximately 58% of our revenues for the year. For 1999, four customers each accounted for over 10% of our revenues and a total of approximately 52% of our revenues for the year. The loss of any significant customer could cause our revenue to decline and thus have an adverse material effect on our business and financial condition.

WE HAVE HAD A HISTORY OF OPERATING LOSSES.

Our business operations began in 1993 and, except for fiscal years 1996 and 2000, have resulted in net losses in each fiscal year. At March 31, 2002, we had an accumulated deficit of approximately $15.7 million. We intend to continue to invest in the development of our biometrics technologies and thus we cannot predict when or if we will ever achieve overall profitability.

THE MARKET FOR OUR COMMON STOCK HAS BEEN VOLATILE.

The market for stock of many security-related businesses, including Viisage, has been highly volatile, especially since the terrorist attacks of September 11, 2001. It is likely that the market price of our common stock will fluctuate widely in the future. Factors affecting the trading price of our common stock are likely to include:

..   Responses to quarter-to-quarter variations in our results of operations;
..   The announcement of new contracts, products or product enhancements by us or our competitors;
..   Technological innovation by our competitors or us;
..   The adoption of face recognition and other biometric technologies by large-scale users;
..   General market conditions or market conditions specific to particular industries; and
..   Changes in earnings estimates by analysts.

OUR LEVERAGE CREATES FINANCIAL AND OPERATING RISK THAT COULD LIMIT THE GROWTH OF OUR BUSINESS.

We have a significant amount of indebtedness. As of March 31, 2002, we had approximately $13.5 million in short and long-term debt and lease financing. Our leverage could have important consequences to us. Our ability to make principal and interest payments under long-term indebtedness and bank loans will be dependent upon our future performance, which is subject to financial, economic and other factors affecting us, some of which are beyond our control.

WE MAY BE UNABLE TO OBTAIN ADDITIONAL CAPITAL REQUIRED TO FUND OUR OPERATIONS AND FINANCE OUR GROWTH.

The installation of our digital identification systems requires significant capital expenditures. In addition, the further development of our biometric and other advanced technologies is expected to require additional capital. Although we have been successful in the past in obtaining capital from the equity markets and project financing, we will have ongoing capital needs as we operate and expand our business. If we are unable to obtain additional funds in a timely manner or on acceptable terms, we may not be able to fund our operations or expand our business to meet our plans. If we are unable to obtain capital when we need it, we may have to restructure our business or delay or abandon our development and expansion plans. That could have a material adverse effect on our business and financial condition.

OUR RELIANCE ON SOLE AND SINGLE-SOURCE SUPPLIERS COULD CAUSE DELAYS OR INCREASES IN PROJECT COSTS.

We rely on outside vendors to manufacture or develop components, software and consumables, which are used for our systems and services. Some of these items are obtained from a single supplier or a limited group of suppliers. Our inability to obtain adequate deliveries or alternative sources of supply could cause delays or increases in project costs.

IF WE DO NOT CONTINUE TO SUCCESSFULLY EXPAND OUR DIRECT SALES AND SERVICES ORGANIZATIONS, WE MAY NOT BE ABLE TO INCREASE OUR SALES OR SUPPORT OUR CUSTOMERS.

In the fiscal years ended December 31, 2000 and 2001, we licensed substantially all of our products through our direct sales organization. Our future success depends on substantially increasing the size and scope of our direct sales force, both domestically and internationally. There is intense competition for personnel, and we cannot guarantee that we will be able to attract, assimilate or retain additional qualified sales personnel on a timely basis. Moreover, we believe that as our sales increase, and given the large-scale deployment required by our customers, we will need to hire and retain a number of highly trained customer service and support personnel. We cannot guarantee that we will be able to increase the size of our customer service and support organization on a timely basis to provide the high quality of support required by our customers. Failure to add additional sales and customer service representatives would have a material adverse effect on our business, operating results and financial condition.

IF WE LOSE ANY KEY PERSONNEL, OR FAIL TO ATTRACT AND RETAIN ADDITIONAL PERSONNEL, WE MAY BE UNABLE TO CONTINUE EXPANDING OUR BUSINESS AND PRODUCT LINE.

The loss of the services of one or more of our key personnel could have a material adverse effect on our business, operating results and financial condition. We cannot guarantee that we will be able to retain our key personnel. Our future success also depends on our continuing ability to attract, assimilate and retain highly qualified sales, engineering, technical and managerial personnel. Competition for these individuals is intense, and there can be no assurance that we can attract, assimilate or retain necessary personnel in the future.

IF OUR TARGET CUSTOMERS DO NOT ACCEPT OUR BIOMETRIC TECHNOLOGIES, OUR GROWTH MAY BE RESTRICTED.

Our growth plan assumes, in part, that biometric technologies will gain widespread market acceptance. Although we have had success with a number of biometric projects, the widespread market acceptance of biometric technologies remains uncertain.

IF WE FAIL TO KEEP PACE WITH CHANGING TECHNOLOGIES, WE MAY NOT WIN NEW
CUSTOMERS.

Rapidly changing customer requirements and evolving industry standards characterize our market. If we cannot keep pace with these changes, our business could suffer. To achieve our goals, we need to develop cost-effective business solutions and methodologies to keep pace with continuing changes in industry standards and customer preferences.

SYSTEM FAILURES COULD SERIOUSLY DAMAGE OUR BUSINESS.

We depend on our ability to provide customers with complex systems, which can operate on an "as needed" basis. Although we deploy back up systems, system failures could result in increased costs, lower margins, liquidated damage payment obligations and harm to our reputation. This could result in contract terminations and have a material adverse effect on our business and financial results.

WE ARE CONTROLLED BY A SINGLE STOCKHOLDER, WHICH COULD RESULT IN IT TAKING ACTIONS, WHICH OTHER STOCKHOLDERS DO NOT APPROVE.

Lau Technologies ("Lau") beneficially owns approximately 32% of our outstanding common stock. As a result, Lau has a strong influence on matters requiring approval by our stockholders, including the election of all of the directors and most corporate actions.

COMPETITION FROM NEW ENTRANTS AND BIGGER, MORE ESTABLISHED COMPETITORS WITH GREATER FINANCIAL RESOURCES COULD DIMINISH OUR BUSINESS OPPORTUNITIES AND LIMIT OUR GROWTH.

The business areas in which we compete are intensely competitive and subject to rapid technological change. We expect competition to continue. In particular, the events of September 11, 2001 have heightened interest in the use of biometric technologies and competition in this field is expected to intensify. There is no assurance that companies with greater financial resources and name recognition will not enter our business sectors. Our competitors may be able to respond more quickly to technological developments and changes in customers' needs.

MISAPPROPRIATION OF OUR INTELLECTUAL PROPERTY COULD HARM OUR REPUTATION, AFFECT OUR COMPETITIVE POSITION AND COST US MONEY.

We believe our intellectual property, including our proprietary methodologies, is important to our success and competitive position. If we are unable to protect our intellectual property against others' unauthorized use, our reputation among existing and potential customers could be damaged and our competitive position adversely affected.

OUR STRATEGIES TO DETER MISAPPROPRIATION COULD BE UNDERMINED IN LIGHT OF THE FOLLOWING RISKS:

..  Non-recognition of the proprietary nature of or inadequate protection of our methodologies in the United States or foreign countries;
.. Undetected misappropriation of our proprietary methodologies; and .. Development of similar software or applications by our competitors.

     The materialization of any of these risks could require us to spend significant amounts to defend our rights and could divert our managerial resources. In addition, our proprietary methodologies may decline in value or our rights to them may be unenforceable.

OTHERS COULD CLAIM THAT WE INFRINGE ON THEIR INTELLECTUAL PROPERTY RIGHTS, WHICH MAY RESULT IN SUBSTANTIAL COSTS, DIVERSION OF RESOURCES AND MANAGEMENT ATTENTION, AND HARM TO OUR REPUTATION.

Although we believe that our products and services do not infringe the intellectual property rights of others, we cannot give any assurances that we can successfully defend an infringement claim. A successful infringement claim against us could materially and adversely affect us in the following ways:

.. We may be liable for damages and litigation costs, including attorneys' fees; .. We may be enjoined from further use of the intellectual property;
.. We may have to license the intellectual property, incurring licensing fees; .. We may have to develop a non-infringing alternative, which could be costly and delay projects; and
.. We may have to indemnify clients with respect to losses incurred as a result of our infringement of the intellectual property.

     Regardless of the outcome, an infringement claim could result in substantial costs, diversion of resources and management attention, termination of customer contracts and harm to our reputation.

YOU MAY BE SUBJECT TO DILUTION.

We have outstanding stock purchase warrants and stock options that could result in dilution for our common stockholders, depending upon the market price of the Company's common stock from time to time.

YOU SHOULD NOT EXPECT DIVIDENDS FROM US.

We do not expect to declare or pay any cash dividends in the near future.

                               -------------------


                           FORWARD LOOKING STATEMENTS

         This prospectus contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. The words "anticipate," "believe," "estimate," "will," "may," "future," "plan," "intend" and "expect" and similar expressions generally identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in the forward-looking statements are reasonable, we cannot be sure that they will be achieved. Actual results may differ materially due to a number of factors. Actual results may differ materially from the forward-looking statements contained in this prospectus or that may be set forth in other documents that we subsequently incorporate by reference into this prospectus. These factors are not intended to represent a complete list of the general or specific factors that may affect us. It should be recognized that other factors, including general economic factors and business strategies, may be significant, presently or in the future. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the selling stockholders' sale of shares offered under this prospectus.

                              SELLING STOCKHOLDERS

         The following is a description of the transaction between the Company and the selling stockholders with respect to the shares being registered pursuant to this registration statement:

         Lau Technologies granted to certain of its employees and former employees, options to purchase shares of the Company's Common Stock held by Lau. Lau is our largest stockholder, and beneficially owns approximately 32% of our outstanding common stock. As a result, Lau has a strong influence on matters requiring approval by our stockholders, including the election of all of the directors and most corporate actions. In addition, Lau's executive vice president is the Chairman of our Board of Directors and as such has a strong influence on all corporate actions.

         We have agreed to file a registration statement under the Securities Act of 1933 to cover the sale of shares of our common stock that have been or may be issued to the selling stockholders and to indemnify certain of the selling stockholders against specified liabilities, including liability under the Securities Act. We have also agreed to pay all expenses in connection therewith other than the brokerage commissions and discounts in connection with the sale of the common stock and the expenses of counsel to the selling stockholders.

         The following table identifies each selling stockholder, the number of shares of common stock owned beneficially by such selling stockholder as of July 24, 2002 (prior to commencement of this offering), the number of shares which may be offered for resale pursuant to this prospectus, and the amount and percentage of shares of common stock owned beneficially by each selling stockholder after the offering.

         The information included below is based upon information provided by each selling stockholder. Because the selling stockholders may offer all, some or none of their common stock, no definitive estimate as to the number of shares thereof that will be held by any selling stockholder after such offering can be provided. The following table has been prepared on the assumption that all shares of common stock offered under this prospectus will be sold.

Name of Selling Stockholder                       Shares of Common       Shares of      Number of Shares of     Percentage of Shares
                                                  Stock Beneficially     Common         Common Stock            of Common Stock
                                                  Owned Prior to         Stock Being    Beneficially Owned      Beneficially Owned
                                                  Offering               Offered        After Offering/(1)/     After Offering/(2)/
Albertelli, Joan, Administrative Assistant, Lau           716                1,000              716                              *
     Technologies/(3)/
Burke, Stephen, Accounting Manager,                         0               15,000                0                              *
     Viisage Technology, Inc.
Byrnes, Gerald, Vice President Federal                      0               17,000                0                              *
     Systems,  Viisage Technology, Inc.
Cusack, Francis, V.P. and General Manager,                500               30,000              500                              *
     Transportation Business Unit, Viisage
     Technology, Inc./(4)/
Dong, Ken, V.P. and General Manager of                      0               38,000                0                              *
     Technology Development, Viisage
     Technology, Inc.
Dotsenko, Elena, Senior Engineer, Viisage                   0               12,000                0                              *
     Technology, Inc.
Hamilton, Philip, V.P. Marketing, Lau Defense             400               20,000              400                              *
     Systems, a division of Curtiss-Wright
     Flight Systems/(5)/
Holmes, Edward, Director of Engineering Program             0                4,000                0                              *
     Management, Viisage Technology, Inc.
Kurbs, Mary E., MIS Manager, Lau Defense                    0                1,000                0                              *
     Systems, a division of Curtiss-Wright
     Flight Systems
Moon, Hyeon Joon, Senior Research                           0               12,000                0                              *
     Scientist, Viisage Technology, Inc.
Principato, Paul, Chief Financial Officer, Lau         38,818               38,000           38,818                              *
     Technologies/(6)/                                 ------              -------           ------

TOTAL                                                  40,434              188,000           40,434                              *
                                                       ======              =======           ======

*        Indicates less than 1%.

(1) Assumes the exercise of the options held by each selling stockholder and the sale of all the shares covered by this prospectus.
(2) Based upon 19,910,000 shares of common stock issued and outstanding as of July 24, 2002.
(3)      Consists of 716 shares owned directly by Ms. Albertelli.
(4)      Consists of 500 shares owned directly by Mr. Cusack.
(5)      Consists of 500 shares owned directly by Mr. Hamilton.
(6) Consists of 21,851 shares owned directly by Mr. Principato, and 16,967 shares issuable pursuant to stock options.

                              PLAN OF DISTRIBUTION

         This prospectus covers 188,000 shares of our common stock being registered on behalf of the selling stockholders. We will not realize any proceeds from the sale of the shares by the selling stockholders. Neither the Company nor the selling stockholders has any agreements or understandings, directly or indirectly, with any person to distribute its shares.

         The shares may be sold or distributed from time to time by the selling stockholders, or by pledgees, donees or transferees of, or other successors in interest to, the selling stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, at the market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices, which may be changed. Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule. The shares may be sold in one or more of the following methods:

         -- ordinary brokers' transactions, which may include long sales or short sales effected after the effective date of the registration statement of which this prospectus is a part;

         -- transactions involving cross or block trades or otherwise on The Nasdaq National Market, any other exchange upon which our shares may be traded in the future, in the over-the-counter market or otherwise;

         -- purchases by brokers, dealers or underwriters as principal and resale by the purchasers for their own accounts pursuant to this prospectus;

         -- "at the market" to or through market makers or into an existing market for the shares;

         -- in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

         -- through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise); or

         -- any combination of the foregoing, or by any other legally available means.

         The selling stockholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by these broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus as amended or supplemented to reflect such transactions. In addition, from time to time, the selling stockholders may pledge their shares to broker-dealers or other financial institutions. Upon a default by a selling stockholder, the broker-dealer or financial institution may offer and sell the pledged shares from time to time.

         Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of discounts, commissions or concessions from the selling stockholders and/or purchasers of the shares for whom they may act as agent, or to whom they may sell as principal, or both. The selling stockholders and any broker-dealers who act in connection with the sale of shares of our common stock offered by this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions they receive and proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor the selling stockholders can presently estimate the amount of this compensation. We know of no existing arrangements between the selling stockholders, any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares. Moreover, a selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against some liabilities, including liabilities arising under the Securities Act.

         Furthermore, in the event of a "distribution" of shares by a selling stockholder, the selling stockholder, any selling broker or dealer and any "affiliated purchasers" may be subject to Regulation M under the Securities Exchange Act which would generally prohibit these persons from bidding for or purchasing any security that is the subject of the distribution until his or her participation in that distribution is completed. In addition, Regulation M generally prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of common stock in connection with this offering.

         We will pay substantially all of the expenses incident to the registration, offering and sale of the shares to the public other than the commissions or discounts of brokers, dealers, underwriters or agents. We have also agreed to indemnify the selling stockholders and related persons against liabilities under the Securities Act.

         In order to comply with the securities laws of certain states, if applicable, the shares will be sold in certain jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by us and the selling stockholders.

         The selling stockholders are not restricted as to the price or prices at which they may sell their shares. Sales of these shares may have an adverse effect on the market price of the common stock. Moreover, the selling stockholders are not restricted as to the number of shares that may be sold at any time and it is possible that a significant number of shares could be sold at the same time which may also have an adverse effect on the market price of the common stock.

         There is no assurance that the Selling Stockholders will sell all or any portion of the shares of common stock offered hereby. The Selling Stockholders will be subject to the prospectus delivery requirement of the Securities Act.

         Upon the Company being notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act of 1933, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s); (ii) the number of shares involved;
(iii) the price at which such shares were sold; (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s) where applicable; (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and (vi) other facts material to the transaction. In addition, upon the Company being notified by a Selling Stockholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

         The legality of the common stock being offered by this registration statement will be passed upon by Hill & Barlow, a Professional Corporation, One International Place, Boston, Massachusetts, 02110. Charles J. Johnson, a member of Hill & Barlow, is the Secretary and a former director of the Company.

                                     EXPERTS

         Our financial statements as of December 31, 2001 and for each of the three years in the period ended December 31, 2001, which are incorporated by reference in this prospectus, have been audited by BDO Seidman, LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act of 1934") and file reports, proxy statements and other information with the Commission. These reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission. The address of this website is "http://www.sec.gov." In addition, you may obtain information from the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, our common stock is quoted on the Nasdaq National Market System. Reports, proxy statements, informational statements and other information concerning the Company can be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

         The Company intends to furnish its stockholders with annual reports containing additional financial statements and a report by independent certified public accountants.

         You should only rely on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of this prospectus.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

         The Commission allows us to "incorporate by reference" information into this prospectus, which means that we may disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus.

         The documents listed below are incorporated by reference herein:

..    our Annual Report on Form 10-K for the year ended December 31, 2001;
..    our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31,
     2002;
..    the description of our common stock contained in our Registration Statement
     No. 000-21559 on Form 8-A filed with the Commission pursuant to Section 12 of the Securities and Exchange Act of 1934 on October 15, 1996;
..    our Form 8-K filed on January 25, 2002 announcing the acquisition of a division of Lau Technologies;
..    all filings pursuant to the Securities and Exchange Act of 1934 made after the initial date of filing this Registration Statement but before the effective date of this registration statement.

         All reports and other documents filed by the Company after July 26, 2002 pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of the filing of the report or document.

         We will provide you a copy of any or all of the information that has been incorporated by reference herein but not delivered with this prospectus, upon your written or oral request at no cost. Please contact, Milton A. Alpern, Chief Financial Officer, at our principal executive offices located at 30 Porter Road, Littleton, Massachusetts 01460. Our telephone number is (978) 952-2200, and our internet website address on the worldwide web is www.viisage.com.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

         The following table sets forth the various expenses in connection with the securities being registered. All amounts shown are estimates, except the Securities and Exchange Commission registration fee.

Item                                                  Amount
----                                                  ------

SEC Registration Fee ..........................       $    52.41
Accounting Fees and Expenses ..................       $ 7,500.00
Legal Fees and Expenses .......................       $15,000.00
Miscellaneous .................................       $ 8,000.00
                                                      ----------
         Total ................................       $30,552.41
                                                      ==========

Viisage will bear all expenses shown above, and the selling stockholders will not bear any portion of these expenses.

Item 15.  Indemnification of Directors and Officers

         As permitted by the Delaware General Corporation law, as amended (the "DGCL"), the Company's Restated Certificate of Incorporation, as amended, provides that the Company's directors shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL as it now exists or as it may be amended. As of the date of this prospectus, the DGCL permits limitations on liability for a director's breach of fiduciary duty other than liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. In addition, the Company's bylaws provide that the Company shall indemnify all directors, officers, employees and agents of the Company for acts performed on behalf of the Company in such capacity to the fullest extent permitted by law.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 16.  Exhibits.

 Exhibit
   No.                             Description

4.1*           Restated Certificate of Incorporation of the Registrant
4.3*           By-laws of the Registrant
4.4*           Specimen certificates for shares of the Registrant's Common Stock
5              Opinion of Hill & Barlow as to the legality of the shares being registered
23             Consent of BDO Seidman, LLP
24             Power of Attorney

----------------

* Filed as an exhibit to Amendment No. 2 to Registrant's Form S-1 Registration Statement dated November 4, 1996 (File No. 333-10649)

Item 17.  Undertakings.

         (a)      The Company hereby undertakes:

                  (1) to file, during any period in which offers or sales are being made, a post-effective amendment of this registration statement
         (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

                  (2) for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section

13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the company has been advised that in the opinion of the commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized in Littleton in the Commonwealth of Massachusetts on July 26, 2002.

                                 VIISAGE TECHNOLOGY, INC.


                                 By: /s/ DENIS K. BERUBE
                                     ------------------------------------------
                                           Denis K. Berube
                                           Chairman and Chief Executive Officer